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                                                                      Exhibit 99

NEWS RELEASE
FOR IMMEDIATE RELEASE                                   Company Contact:
                                                        Stanley J. Musial
                                                        Chief Financial Officer
                                                        (302) 456-6789
                                                        www.sdix.com


 Strategic Diagnostics Announces Performance Tested(sm) Approval for Salmonella
    Food Pathogen Test and Adoption of Microtox(R) Product by Food Processor

NEWARK, Del., March 24, 2003 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today announced the RapidChek(R) Salmonella test kit has earned Performance Tested(sm) certification from the AOAC Research Institute. Salmonella is the most common food pathogen and is found in a wide variety of foods including meats, dairy and processed foods. The Center for Disease control estimates that between 2 and 4 million illnesses occur each year in the U.S. from the more than 2,000 strains of Salmonella. AOAC has approved the use of the RapidChek(R) Salmonella lateral flow test cassette for use in meat and poultry. Silliker Laboratories performed external validation of the test. "Silliker Laboratories found the RapidChek(R) Salmonella test performed well and was convenient and easy to use," commented Wendy Lepper, Research Manager for Silliker Laboratories.

Tests for Salmonella represent approximately 50% of all food pathogen testing, and the market for rapid pathogen tests has been estimated to be approximately $180 million and growing. The official detection method currently used by the Food Safety and Inspection Service (FSIS) of the U.S. Department of Agriculture requires 48 hours to obtain a test result. SDI's test is designed for ease of use and to provide results in 24 hours, as fast as any other marketed Salmonella test known to the Company. The RapidChek(R) test system offers several advantages over products currently in the market including room temperature storage, no sample boiling and faster, easier to read test strips. Key evaluations are currently underway with major food companies and laboratories.

Richard C. Birkmeyer, President and CEO of SDI commented, "We are very pleased to have received AOAC approval for another product in our food-pathogen product arsenal. Other rapid Salmonella tests have significant problems with incorrectly detecting non-Salmonella bacteria. We have taken advantage of our antibody technology to develop a test that we believe offers significantly improved specificity as compared to competitors' tests. The combination of speed, ease-of-use and superior performance is a significant competitive advantage in the marketplace and the addition of the Salmonella test and media to our E. coli products is another step toward providing complete testing solutions to our customers."

Also, the Company is pleased to announce that Quality Sausage, a manufacturer of sausages and other prepared meats in Dallas Texas, has adopted the Microtox(R) toxicity system for screening of process water supplies. "We recognize that water is a vital component of our products and we are committed to protecting the quality of that water just as we are with all of the ingredients that we use," said Mr. Mark Mar, Food and Environmental Safety Manager. "The system is easy to use and incorporate into our normal food safety analytical program, and our customers have commented how pleased they are that we are taking this action to protect the products we supply to them and, in doing so, protect their brands."

Mr. Birkmeyer reiterated comments made in the Company's press release of February 27, 2003. "We are very pleased that food processors, like Quality Sausage, have selected Microtox(R) technology as part of their comprehensive quality assurance programs. Microtox(R) technology is currently serving as a crucial part of the drinking water security and counter-terrorism water monitoring programs of many major drinking water utilities across the country. Microtox(R) provides the best means available for rapid detection of the actual chemical impact and increase in toxicity from an intentional contamination of drinking water. We are pleased that Microtox(R) systems can serve in this important application to help deter the threat of terrorism and we will continue to work with more and more major drinking water utilities, as well as food and beverage companies, to maximize the utilization of this important application of Microtox(R) technology."

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About Strategic Diagnostics Inc.
--------------------------------
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response.

This news release contains certain forward-looking statements reflecting the current expectations of Strategic Diagnostics Inc. and its subsidiaries (the "Company"). These statements include, among others, statements regarding: the development, market acceptance and sales of tests for food-borne pathogens and related growth media; the size and nature of demand in the markets for the Company's products and related effects on operating results; the need for water quality and toxicity tests; anticipated increases in sales of the Company's Microtox(R) toxicity screening systems; approval and validation by third parties of the Company's food pathogen tests; and the performance of the Company's testing products. In addition, when used in this news release, the words "anticipate," "enable," "estimate," "intend," "expect," "believe," "potential," "may," "will," "should," "project" and similar expressions as they relate to the Company are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers, attraction and retention of management and key employees, adequate supply of raw materials, inability to obtain or delays in obtaining third party approvals, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, the ability to obtain financing and other factors more fully described in the Company's public filings with the U.S. Securities and Exchange Commission.